EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
Unigene Laboratories, Inc.:

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Unigene Laboratories, Inc. of our report dated February 20, 1998, relating to the balance sheets of Unigene Laboratories, Inc. as of December 31, 1997 and 1996 and the related statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997 annual report on Form 10-K of Unigene Laboratories, Inc. which is incorporated herein by reference and to the reference to our firm under the heading "Experts" in the Prospectus.

Our report dated February 20, 1998 contains an explanatory paragraph that states that the Company has suffered recurring losses from operations which raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustment that might result from the outcome of this uncertainty.

                                                       /s/ KPMG Peat Marwick LLP
                                                       -------------------------
                                                       KPMG PEAT MARWICK LLP


New York, New York
November 4, 1998